Exhibit 10.30

THE NEIMAN MARCUS GROUP, INC.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2008)

TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION		1

1.1	Purpose of Plan	1
1.2	Status of Plan	1

ARTICLE 2. DEFINITIONS		1

2.1	“Account”	1
2.2	“Affiliate”	1
2.3	“Base Pay”	1
2.4	“Bonus”	2
2.5	“Cause”	2
2.6	“Change in Control”	3
2.7	“Code”	5
2.8	“Committee”	5
2.9	“Company”	5
2.10	“Compensation”	5
2.11	“Effective Date”	5
2.12	“Elective Deferral”	5
2.13	“Eligible Employee”	5
2.14	“Employer”	6
2.15	“ERISA”	6
2.16	“Fiscal Year”	6
2.17	“Matching Deferral”	6
2.18	“Maximum 401(k) Plan Deferral”	6
2.19	“Maximum 401(k) Plan Match”	6
2.20	“Participant”	7
2.21	“Plan”	7
2.22	“Plan Year”	7
2.23	“Retirement”	7
2.24	“Retirement Savings Plan”	7
2.25	“Savings Plan”	7
2.26	“Separation from Service”	7
2.27	“Year of Service”	10

ARTICLE 3. PARTICIPATION		11

3.1	Commencement of Participation	11
3.2	Continued Participation	11

ARTICLE 4. DEFERRALS AND CREDITS		11

4.1	Elective Deferrals	11
4.2	Matching Deferrals	15

ARTICLE 5. ACCOUNTS; INTEREST; PAYMENT; VESTING		15

5.1	Accounts	15

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5.2	Interest	16
5.3	Payments	16
5.4	Vesting	16

ARTICLE 6. PAYMENTS		17

6.1	Election of Time and Form of Payment	17
6.2	Retirement and Other Separation from Service	19
6.3	Death	19
6.4	Change in Control	19
6.5	Hardship Distributions	20
6.6	Changes in Time and Form of Payment	21
6.7	Withholding	22
6.8	Specified Employees	22
6.9	409A Income Inclusion	22

ARTICLE 7. COMMITTEE		23

7.1	Plan Administration and Interpretation	23
7.2	Powers, Duties, Procedures, Etc.	23
7.3	Information	24
7.4	Indemnification of Committee	24
7.5	Claims Procedure	25

ARTICLE 8. AMENDMENT AND TERMINATION		26

8.1	Amendments	26
8.2	Termination of Plan	26
8.3	Existing Rights	26

ARTICLE 9. MISCELLANEOUS		27

9.1	No Funding; Source of Payments	27
9.2	Nonassignability; Domestic Relations Order	27
9.3	Limitation of Participants’ Rights	27
9.4	Participants Bound	28
9.5	Receipt and Release	28
9.6	Governing Law	28
9.7	No Guarantee of Tax Consequences	28
9.8	Adoption by Other Employers	29
9.9	Headings and Subheadings	29

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THE NEIMAN MARCUS GROUP, INC.
KEY EMPLOYEE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2008)

ARTICLE 1.  INTRODUCTION

1.1           Purpose of Plan.  The Employers adopted The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan (the “Plan”) effective January 1, 2006 as a nonqualified deferred compensation arrangement to provide a means by which certain eligible employees may defer Compensation.  The Plan is being amended and restated effective as of January 1, 2008 to make changes designed to bring the Plan into compliance with Code Section 409A and to make certain other changes.

1.2           Status of Plan.  The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of ERISA and is intended to comply with the requirements of Code Section 409A, and shall be interpreted and administered in a manner consistent with those intentions.

ARTICLE 2.  DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1           “Account” means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2           “Affiliate” means any corporation or organization that together with an Employer is treated as a single employer under Section 414(b) or (c) of the Code.

2.3           “Base Pay” means the base salary payable by an Employer to an employee, including amounts that would have been payable to the employee as base salary but for an election under Section 125 of the Code, a deferral election under the Savings Plan or the Retirement Savings Plan, or a deferral election under this Plan.

2.4           “Bonus” means an annual cash bonus payable by an Employer to an employee, including any portion of such a bonus that would have been payable to the employee but for an election under Section 125 of the Code, a deferral election under the Savings Plan or the Retirement Savings Plan, or a deferral election under this Plan, provided, however, that the Committee has designated such amount as a “Bonus” eligible for an Elective Deferral under this Plan prior to the deadline for making such election.  Notwithstanding the preceding sentence, the term “Bonus” shall not include any amount arising from, or paid under or in connection with a long-term incentive program, or a stock appreciation right, stock option, restricted stock or stock unit, or other equity-based incentive award, plan or arrangement.  A “Fiscal Year Bonus” means any Bonus that satisfies the requirements to be fiscal year compensation within the meaning of Treasury Regulation Section 1.409A-2(a)(6).  A “Performance Bonus” means any Bonus that satisfies the requirements to be performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e).

2.5           “Cause” means:

(a)  the willful and continued failure by the Participant to substantially perform duties consistent with the Participant’s position with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant, and the Participant has failed to resume substantial performance of his or her duties on a continuous basis within 14 days of receiving such demand;

(b)           the willful engaging by the Participant in conduct that is demonstrably and materially injurious to an Employer, monetarily or otherwise; or

(c)           the Participant’s commission of a felony, commission of a misdemeanor involving assets of an Employer, or violation of an Employer’s merchandise discount policy.

For purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Employer.

2.6           “Change in Control” shall be deemed to have taken place for purposes of the Plan upon the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), together with any CIC Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such Common Stock in any such election and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company than such other Person or Group; (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or who were nominated by, or designees of, a Majority Stockholder; or (v) consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors.

For purposes of this Section 2.6 only, the following terms shall have the following meanings:

(a)           “CIC Affiliate” shall mean, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)           “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(c)           “Company” shall mean Neiman Marcus, Inc. or The Neiman Marcus Group, Inc.

(d)           “Majority Stockholder” shall mean, collectively or individually as the context requires, Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Germany Private Equity VIII K.G , Warburg Pincus Private Equity IX, L.P and/or their respective CIC Affiliates.

(e)           “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

2.7           “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.  Similarly, reference to any Treasury Regulation includes reference to any succeeding provisions of any regulation or other applicable guidance that amends, supplements or replaces such regulation.

2.8           “Committee” means The Neiman Marcus Group, Inc. Employee Benefits Committee or any successor committee appointed by the Board of Directors of The Neiman Marcus Group, Inc. or its delegate.

2.9           “Company” means The Neiman Marcus Group, Inc., a Delaware corporation, and any successor, including a successor to all or substantially all of the Company’s assets or business which assumes the obligations of the Company with regard to the Plan.

2.10         “Compensation” means Base Pay and any Bonus payable by an Employer to an employee.

2.11         “Effective Date” means January 1, 2006.

2.12         “Elective Deferral” means the portion of Compensation which is deferred by a Participant under Section 4.1.

2.13         “Eligible Employee”           means each employee of an Employer who was eligible to participate in the Plan as of January 1, 2007.  No other persons shall become Eligible Employees and in the event of an Eligible Employee’s Separation from Service after January 1, 2007, such Eligible Employee shall not again become an Eligible Employee hereunder.  The Committee in its discretion may withdraw an employee’s status as an Eligible Employee at any time and for any reason effective with respect to any subsequent Plan Year.

2.14         “Employer” means the Company and any Affiliate that adopts the Plan with the consent of the Company as provided in Section 9.8.

2.15         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.16         “Fiscal Year” means the fiscal year of the Company.

2.17         “Matching Deferral” means a deferral made for the benefit of a Participant under Section 4.2.

2.18         “Maximum 401(k) Plan Deferral” means a Participant’s maximum permissible elective deferral under the Savings Plan or the Retirement Savings Plan, as applicable, at the time in question assuming the maximum permissible elective deferrals have been made under the Savings Plan or Retirement Savings Plan, as applicable, for prior periods during such Plan Year, regardless of whether the Participant actually made any such elective deferrals.  The determination of whether the Savings Plan or the Retirement Savings Plan is applicable to a Participant for this purpose for a particular Plan Year shall be by reference to the plan in which the Participant is eligible to participate as of the beginning of said Plan Year.

2.19         “Maximum 401(k) Plan Match” means a Participant’s maximum permissible matching contribution under the Savings Plan or the Retirement Savings Plan, as applicable, at the time in question and assuming the maximum permissible elective deferrals have been made under the Savings Plan or the Retirement Savings Plan, as applicable, for prior periods during such Plan Year, regardless of whether the Participant actually made any such elective deferrals.

The determination of whether the Savings Plan or the Retirement Savings Plan is applicable to a Participant for this purpose shall be by reference to the plan in which the Participant is eligible to participate as of the beginning of said Plan Year.

2.20         “Participant” means any individual who participates in the Plan in accordance with Article 3.

2.21         “Plan” means The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan, originally effective as of January 1, 2006, as from time to time in effect and including all amendments hereto.

2.22         “Plan Year” means the calendar year.

2.23         “Retirement” means Separation from Service on or after the date the Participant has attained age 55 and reached the fifth anniversary of the date he or she first performed an hour of service (as defined in Section 2.27 below).

2.24         “Retirement Savings Plan” means The Neiman Marcus Group, Inc. Retirement Savings Plan, as amended from time to time.

2.25         “Savings Plan” means The Neiman Marcus Group, Inc. Employee Savings Plan, as amended from time to time.

2.26         “Separation from Service” means the termination of services provided by a Participant to his or her Employer (as defined in (c) below), whether voluntary or involuntary, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h).  In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)           Except as otherwise provided in subsection (b) below, a Separation from Service will occur when such Participant has experienced a termination of employment with the Employer.  A Participant will be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed for the Employer after a certain date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer will be treated as continuing, provided that the period of the leave of absence does not exceed six months, or if longer, so long as the Participant has a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and the Participant does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six-month period.  In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)                                 For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally will not occur until the Participant has ceased providing services for the Employer as both an employee and an independent contractor.  Except as otherwise provided herein, in the case of an independent contractor a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract or contracts is determined by the Employer to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Employer.  If a Participant ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subsections (a) and (b) of this Section.

Notwithstanding the foregoing provisions in this subsection, if a  Participant provides services for an Employer as both an employee and as a member of the board of directors of an Employer, to the extent permitted by Treasury Regulation
Section 1.409A-1(h)(5), the services provided by the Participant as a director will not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee

(c)                                  For purposes of this Section only, “Employer” means:

(i)                                     The entity for whom the Participant performs services and with respect to which the legally binding right to the payment of benefits under this Plan arises; and

(ii)                                  All other entities with which the entity described in (i) above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable; provided, however, that an  ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (1) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (2) Treasury Regulation Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

2.27                           “Year of Service” means completion of the twelve consecutive month period beginning on the date the employee first performs an hour of service upon initial employment with an Employer or an Affiliate during which the employee is continuously employed by an Employer or an Affiliate or, with respect to an employee who terminates employment prior to completing a Year of Service, completion of the twelve consecutive month period beginning on the date the employee first performs an hour of service upon reemployment with an Employer or an Affiliate during which the employee is continuously employed by an Employer or an Affiliate.  For this purpose and for purposes of Section 2.23 defining the term “Retirement”, an “hour of service” shall mean each hour for which an employee is paid or entitled to payment for the performance of duties for an Employer or an Affiliate.

ARTICLE 3.  PARTICIPATION

3.1                                 Commencement of Participation.  An Eligible Employee shall become a Participant on the effective date of an election to defer Compensation in accordance with Section 4.1.

3.2                                 Continued Participation.  An individual who has become a Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

ARTICLE 4.  DEFERRALS AND CREDITS

4.1                                 Elective Deferrals.

(a)                                  Base Pay.  An individual who is or will be an Eligible Employee as of any January 1 may elect to defer a designated whole percentage, not to exceed 15 percent, of all Base Pay that is payable to the individual for services to be performed on or after that date by filing an election with the Committee prior to that January 1 (or such earlier date as the Committee may prescribe).  Any such election shall be irrevocable as of the December 31 immediately prior to such January 1 (or such earlier date as the Committee may prescribe).  Notwithstanding the preceding provisions of this paragraph, a Participant may revoke or otherwise modify an existing election, or make a new deferral election, effective as of any January 1 subsequent to the date of such revocation, modified election, or new election, but only with respect to Base Pay earned thereafter.  Such revocation, modification or new election must be delivered to the Committee no later than the December 31 immediately preceding the effective date of the election (or such earlier date as the Committee may prescribe).  The same deferral percentage shall apply to each payment of Base Pay covered by the election.

(b)                                 Bonuses.  An individual who is an Eligible Employee may elect to defer a designated whole percentage, not to exceed 15 percent, of a Bonus payable to the individual with respect to a Fiscal Year beginning in a calendar year after the calendar year in which the election is made, by filing an irrevocable election with the Committee on or before December 31 of such calendar year (or such earlier date as the Committee may prescribe).  A Participant may revoke or otherwise modify an existing election, or make a new deferral election, effective with respect to a Bonus to be paid for a fiscal year beginning in a calendar year after the calendar year in which occurs the date of such revocation, modified election, or new election, by filing an irrevocable election with the Committee on or before December 31 of such calendar year (or such earlier date as the Committee may prescribe).

(i)                                     Fiscal Year Bonus.  Notwithstanding the preceding provisions of this subparagraph (b), if permitted by the Committee, an individual who is an Eligible Employee may elect to defer a designated whole percentage, not to exceed 15 percent, of any Fiscal Year Bonus payable to the individual with respect to a Fiscal Year beginning after the date on which the election is made by filing an irrevocable election with the Committee before the first day of such Fiscal Year (or such earlier date as the Committee may prescribe).  A Participant may revoke or otherwise modify an existing election, or make a new deferral election, effective with respect to a Fiscal Year Bonus to be paid for a Fiscal Year beginning after the date of such revocation, modified election, or new election, by filing an irrevocable election with the Committee before the first day of such Fiscal Year (or such earlier date as the Committee may prescribe).

(ii)                                  Performance Bonus.                                     Notwithstanding the preceding provisions of this subparagraph (b), if permitted by the Committee, an individual who is an Eligible Employee may elect to defer a designated whole percentage, not to exceed 15 percent, of any Performance Bonus for a performance period ending after the date of the election, by filing an irrevocable election with the Committee at least six months prior to the end of any such performance period (or such earlier date as the Committee may prescribe); provided, however, that the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the deferral election is made and that in no event may a deferral election be made after the Performance Bonus has become readily ascertainable as determined in accordance with Treasury Regulation Section 1.409A-2(a)(8).  A Participant may revoke or otherwise modify an existing election, or make a new deferral election, effective with respect to a Performance Bonus to be paid for any performance period ending more than six months subsequent to the date of such revocation, modified election, or new election by filing an irrevocable election with the Committee at least six months prior to the end of any such performance period (or such earlier date as the Committee may prescribe); provided, however, that the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date of the revocation, modified election, or new election, and that in no event may such a revocation, modified, election or new election be made after the Performance Bonus has become readily ascertainable as determined in accordance with Treasury Regulation Section 1.409A-2(a)(8).

(c)                                  The provisions of paragraphs (a) and (b) to the contrary notwithstanding, in the event that an employee receives a hardship distribution from the Savings Plan or the Retirement Savings Plan, as applicable, at a time at which the Savings Plan or the Retirement Savings Plan, as applicable, requires the suspension of all elective contributions and deferrals under all plans maintained by an Employer upon the receipt of such a hardship withdrawal, then (i) any election to defer Base Pay pursuant to this Plan in effect at the time of such hardship distribution shall be revoked at the time the employee receives such distribution and such employee shall not be eligible to make a new election to defer Base Pay prior to a date that is more than six months after the date such hardship distribution was made, and (ii) any election to defer a Bonus pursuant to this Plan shall be revoked at the time the employee receives such hardship distribution and such employee shall not be eligible to make a new election to defer a Bonus prior to a date that is more than six months after the date such hardship distribution was made.

(d)                                 Each election under this Section 4.1 shall be made at the time and in the manner approved or prescribed by the Committee.  The amount of each payment that is deferred hereunder shall be credited to the Participant’s Account as of the pay date such amount would otherwise have been paid to the Participant.

(e)                                  For purposes of this Plan, any amount of Base Pay that is payable after the end of the Plan Year solely for services performed during the final payroll period (described in Code Section 3401(b)) containing the last day of the Plan Year, where the amount is payable pursuant to the timing arrangement under which the Employer normally compensates the Participant for services performed during a payroll period (described in Code Section 3401(b)), shall be treated as Base Pay for services performed in the subsequent Plan Year in which the Base Pay is actually payable.

4.2                                 Matching Deferrals.  As of each pay date on which a credit is made to a Participant’s Account with respect to such Participant’s election to defer Base Pay or Bonus pursuant to Section 4.1, such Participant’s Employer shall credit to the Participant’s Account a Matching Deferral equal to:

(a)                                  100% of the sum of (i) the Participant’s Elective Deferrals for such pay date and (ii) the Participant’s Maximum 401(k) Plan Deferrals for such pay date, to the extent that such sum does not exceed the first two percent (2%) of his or her Compensation for such pay date, plus

(b)                                 25% of the sum of (i) the Participant’s Elective Deferrals for such pay date and (ii) the Participant’s Maximum 401(k) Plan Deferrals for such pay date, to the extent that such sum does not exceed the next four percent (4%) of his or her Compensation for such pay date, minus

(c)                                  the Participant’s Maximum 401(k) Plan Match for such pay date.

ARTICLE 5.  ACCOUNTS; INTEREST; PAYMENT; VESTING

5.1                                 Accounts.  An Employer shall establish and maintain on its books an Account for each Participant employed by such Employer.  Each such Account shall be designated by the name of the Participant for whom it is established.  An Employer shall continue to maintain a Participant’s Account as long as a positive balance remains credited to such Account.  A Participant’s Account shall be credited with the amounts of Elective Deferrals and Matching Deferrals as provided in the Plan and any adjustments hereunder.  Within 45 days after the end of each calendar quarter, the Committee shall provide the Participant with a statement of his or her Account.

5.2                                 Interest.  As of the last day of each calendar month, the Committee shall credit each Participant’s Account with interest on the balance of such Account as of the last day of the preceding calendar month less any distributions or withdrawals made during such calendar month, plus interest on any amounts credited to such Account during such calendar month from the date such amounts were credited.  In addition, payments under Article 6 shall include interest on the amount of such payment from the end of the preceding calendar month (except that with respect to the portion of the payment attributable to an amount credited to the Account after the end of the preceding calendar month, such portion of the payment shall include interest only from the later date as of which the amount was credited to the Account).  The interest to be credited pursuant to this Section shall be at an annual rate equal to the prime interest rate published in The Wall Street Journal on the last business day of the preceding calendar quarter (or, if two or more such rates are published, the average of such rates).

5.3                                 Payments.  Each Participant’s Account shall be reduced by the amount of any payment made to or on behalf of the Participant under the Plan as of the date such payment is made.

5.4                                 Vesting.  All amounts credited to the Accounts shall be fully vested and nonforfeitable at all times; provided, however, that in the event of a Participant’s Separation from Service on account of a termination of the Participant’s employment by the Employer for Cause, as determined by the Committee in its discretion, any amounts credited to such Participant’s Accounts that are attributable to Matching Deferrals made on or after January 1, 2008, along with all interest credits thereon, shall be forfeited.

ARTICLE 6.  PAYMENTS

6.1                                 Election of Time and Form of Payment.

(a)                                  Prior to January 1, 2008 (or such earlier date as the Committee may prescribe), each Participant, and each individual who is or will be an Eligible Employee as of January 1, 2008 and who makes an election pursuant to Section 4.1(a) or (b) to commence making Elective Deferrals to the Plan effective as of January 1, 2008, shall elect the time and form of payment from among the options set forth in this Section for the amounts credited to his or her Account.  Each other individual who is or will be an Eligible Employee as of January 1, 2008 but is not a Participant and who does not elect to commence making Elective Deferrals to the Plan effective as of January 1, 2008 but who makes an initial election subsequent to January 1, 2008 to commence making Elective Deferrals to the Plan pursuant to Section 4.1(a) or (b) shall, on or before the deadline applicable to his or her initial election to begin making Elective Deferrals to the Plan, elect the time and form of payment from among the options set forth in this Section for the amounts credited to his or her Account.

(b)                                 The options available for the commencement of payment from a Participant’s Account are:

(i)                                     the first calendar quarter following the calendar quarter in which the Participant has a Separation from Service; or

(ii)                                  the first calendar quarter of the calendar year immediately following the calendar year in which the Participant has a Separation from Service or any of the next nine (9) calendar years thereafter, as designated by the Participant in such election.

(c)                                  The options available for the form of payment from a Participant’s Account are:

(i)                                     a single lump sum payment; or

(ii)                                  annual installments to be paid in the same calendar quarter each year over a period elected by the Participant up to ten (10) years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid.

(d)                                 The foregoing elections shall be made at the time and in the manner approved or prescribed by the Committee.  Each such election shall be irrevocable as of the deadline for making such election as provided above, except as otherwise provided in Section 6.6.  In the event a Participant fails to make a valid election by the time provided in this Section, the Participant shall be deemed to have elected options (b)(i) and (c)(i) above.

(e)                                  Notwithstanding the preceding provisions of this Section, if the total amount credited to a Participant’s Account and any other plans required to be aggregated with this Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2), is less than the applicable dollar amount under Code Section 402(g)(1)(B), the Committee may require a distribution of the entire Account in the form of a single lump sum payment.  Any payment made pursuant to this provision must result in the termination and liquidation of the entirety of the Participant’s interest under the Plan and any other plans required to be aggregated with this Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulations Section 1.409A-1(c)(2).  Any determination by the Committee to require a distribution pursuant to this paragraph must be evidenced in writing no later than the date of any payment hereunder.

6.2                                 Retirement and Other Separation from Service.  Upon a Participant’s Separation from Service on account of the Participant’s Retirement, the Participant’s Account shall be paid to the Participant at the time and in the form elected pursuant to Section 6.1.  Upon a Participant’s Separation from Service for any reason other than death or Retirement, the Participant’s Account shall be paid to the Participant in a single lump sum payment during the calendar quarter immediately following the calendar quarter in which such Separation from Service occurs.

6.3                                 Death.  If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid in a single lump sum payment in the first calendar quarter following the calendar quarter in which the Participant died to the Participant’s designated beneficiary or beneficiaries.  Any designation of beneficiary shall be made by the Participant in a manner approved or prescribed by the Committee, shall be effective upon receipt by the Committee or its designee, and may be changed by the Participant at any time.  If there is no such designation or no designated beneficiary survives the Participant, payment shall be made to the Participant’s estate.

6.4                                 Change in Control.  In the event of a Change in Control on or after January 1, 2006, all amounts credited to a Participant’s Account shall be distributed in a single lump sum payment at the time of such Change in Control or within five business days thereafter.  Notwithstanding the preceding, a Change in Control shall not be deemed to have occurred with respect to the Account of a Participant for purposes of this Section unless such Change in

Control also satisfies the requirements for a permitted distribution event with respect to such Participant for purposes of Code Section 409A(a)(2)(A)(v).

6.5                                 Hardship Distributions.  If a Participant encounters an unforeseeable emergency, as determined by the Committee, the Committee shall direct the Employer maintaining such Participant’s Account to pay to such Participant and deduct from such Account such portion of the vested amount then credited to such Account (including, if appropriate, the entire amount) as the Committee shall determine to be necessary to alleviate the severe financial hardship of such Participant caused by such unforeseeable emergency (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).  For this purpose, an “unforeseeable emergency” shall be a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, including the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)).  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship.  No distribution shall be made to a Participant pursuant to this Section unless such Participant requests such a distribution in such manner as the Committee may prescribe and provides to the Committee such information and documentation with respect to his or her unforeseeable emergency as may be requested by the Committee.  This Section shall be interpreted in a manner consistent with the distribution requirements of Section 409A of the Code.

6.6                                 Changes in Time and Form of Payment.  A Participant may change his or her previous payment elections under Section 6.1 regarding the time at which his or her Account will be paid or begin to be paid, or the form of such payment, or both, after commencing participation in the Plan provided that (i) no such change shall be effective until at least 12 months after the date on which such modified election is made, (ii) no change may be made less than twelve months prior to the date the payment is scheduled to be paid or, in the case of installment payments elected pursuant to Section 6.1(c)(ii) (which shall be treated for purposes of this Plan as a “single payment”), twelve months prior to the date the first amount was scheduled to be paid, and (iii) the payment made pursuant to any such subsequent election is deferred for a period of not less than five years from the date such payment was scheduled to be paid or, in the case of installment payments elected pursuant to Section 6.1(c)(ii) (which shall be treated for purposes of this Plan as a “single payment”), five years from the date the first amount was scheduled to be paid.  A Participant’s election pursuant to this Section to change his or her previous payment elections shall be made in the manner prescribed by the Committee and shall become effective and be deemed to be “made” for purposes of the above provisions of this Section at the time received by the Committee or its designee, and shall be irrevocable upon such receipt.  In the case of a payment that is scheduled to be made during a calendar quarter or such other time period longer than one day, such payment shall be deemed to be scheduled to be paid for purposes of this Section as of the first day of such time period.

6.7                                 Withholding.  There shall be deducted from all amounts paid under this Plan any taxes and other amounts required to be withheld by any Federal, state, local or other government.  The Participant and/or his or her beneficiary (including his or her estate) shall bear all taxes on amounts paid under this Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.  The Participant will be required to pay to his or her Employer the amount of any federal, state or local taxes required by law to be withheld in connection with the Plan in the event that such Participant is not being paid by an Employer or amounts being paid by an Employer to such Participant are insufficient to satisfy any such withholding obligation.

6.8                                 Specified Employees.  Any provision of the Plan to the contrary notwithstanding, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of the Participant’s termination of employment with the Employer and all Affiliates, no distribution shall be made or commence with respect to such Participant pursuant to this Section sooner than six months from the date of such Participant’s termination of employment (or, if earlier, the date of the Participant’s death).  In such case, all payments that were scheduled to be made within such six-month period shall be accumulated (with interest as provided in Section 5.2) and paid in a single lump sum in the calendar quarter following the calendar quarter in which such six-month period ends. The determination of whether an individual is a “specified employee” shall be made in accordance with the applicable regulations and other guidance pursuant to Code Section 409A using the default provisions in such regulations and other guidance unless another method permitted pursuant to such regulations and other guidance has been prescribed for such purpose by the Company for application to all plans subject to Code Section 409A.

6.9                                 409A Income Inclusion.  Any provision of the Plan to the contrary notwithstanding, although the Plan is designed to comply in form and operation with the requirements of Code Section 409A, in the event a Participant is required to include in income an amount attributable to the Plan prior to the payment of any such amount pursuant to this Plan on account of a violation of Code Section 409A, the amount so required to be included in income shall be paid to the Participant as soon as practicable.

ARTICLE 7.  COMMITTEE

7.1                                 Plan Administration and Interpretation.  The Committee shall oversee the administration of the Plan.  The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan.  The Committee shall have the exclusive and discretionary power to interpret the Plan and to decide all matters under the Plan.  Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.  Any individual serving on the Committee who is a Participant will not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a beneficiary, or an Employer.  The Committee shall be deemed to be the Plan administrator with responsibility for complying with any reporting and disclosure requirements of ERISA.

7.2                                 Powers, Duties, Procedures, Etc.  The Committee may adopt such rules and regulations as it deems necessary, desirable or appropriate in administering the Plan so long as they are not inconsistent with the terms of the Plan.  Any act which this Plan authorizes or requires the Committee to do may be done by a majority of the members of the Committee acting hereunder; and the action of such majority of the members of the Committee, expressed from time to time by a vote at a meeting or in writing without a meeting, shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all of the members of the Committee at the time in a regular or special meeting.  A dissenting Committee member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other Committee members and the Company shall not be responsible for any action or failure to act.  The Committee may elect one of its members as chairman and it may appoint a secretary who may, but need not be, a Committee member.  In addition, the Committee may appoint other agents and representatives, who may but need not be in the employ of the Employer, to keep its records and assist it in doing other acts or things to be done or performed by the Committee.  Any such person, corporation or firm so designated by the Committee may, when so authorized by the Committee, sign in the name of the Committee all applications and other documents required hereunder. All usual and reasonable expenses of the Committee including, without limiting the generality thereof, the reasonable cost of record keeping, accountants’ fees, consultants’ fees, counsel fees, and administrative costs shall be paid by the Employers.

7.3                                 Information.  To enable the Committee to perform its functions, the Employers shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Committee may require.

7.4                                 Indemnification of Committee.  The Employers agree to indemnify and to defend to the fullest extent permitted by law any officer or employee who serves as a member of the Committee (including any such individual who formerly served as a member of the Committee) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

7.5                                 Claims Procedure.  If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee.  Within sixty days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit.  Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, describe any additional information necessary for the Claimant to perfect the claim and explain why the information is necessary, advise the Claimant that he or she may, within sixty days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial, and state that the Claimant has the right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) following a denial of the claim on review.  Any hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed.  The final decision of the Committee with respect to the claim being reviewed shall be made within sixty days following the hearing thereon, and Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based.  The written notice will also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA.  The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

ARTICLE 8.  AMENDMENT AND TERMINATION

8.1                                 Amendments.  The Company shall have the right to amend this Plan from time to time, subject to Section 8.3.

8.2                                 Termination of Plan.  This Plan is strictly a voluntary undertaking on the part of the Employers and shall not be deemed to constitute a contract between the Employers and any employee or a consideration for, or an inducement or condition of employment for, the performance of services by any employee.  The Company reserves the right to terminate this Plan at any time effective with respect to any Plan Year subsequent to the date action is taken by the Company to terminate this Plan, subject to Section 8.3.  In the event the Plan is terminated, no further contributions or credits shall be made after the effective date of the Plan’s termination other than interest credits made pursuant to Section 5.2, and payments shall be made in accordance with the payment provisions of Article 6.  The preceding provisions of this Section 8.2 to the contrary notwithstanding, the Company may in its discretion terminate the Plan effective as of a date that is prior to the first day of a subsequent Plan Year and provide for accelerated payments of all amounts credited to Accounts upon a termination of the Plan to the extent such termination and acceleration of payments satisfies the applicable requirements upon the termination of a plan pursuant to Code Section 409A.

8.3                                 Existing Rights.  No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts credited to his or her Account prior to the date of such amendment or termination.

ARTICLE 9.  MISCELLANEOUS

9.1                                 No Funding; Source of Payments.  Nothing in this Plan will be construed to create a trust or to obligate an Employer or any other person to segregate a fund, purchase an insurance contract, or in any other way currently to fund the future payment of any benefits hereunder, nor will anything herein be construed to give any employee or any other person rights to any specific assets of an Employer or of any other person.  Benefit payments to be made with respect to a Participant’s Accounts shall be paid in cash from the general assets of the Employer, and shall be the obligation solely of the Employer maintaining such Accounts.

9.2                                 Nonassignability; Domestic Relations Order.  None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of the Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of the Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under this Plan.  Notwithstanding the preceding, the Committee shall direct that all or any portion of the amount credited to a Participant’s Account be paid to an individual other than the Participant to the extent necessary to comply with an order that the Committee has determined to be a “domestic relations order” as defined in Code Section 414(p)(1)(B).  Further, and any provision of the Plan to the contrary notwithstanding, the payment of amounts credited to a Participant’s Account to an individual other than the Participant shall be accelerated as may be necessary to fulfill an order that the Committee has determined to be a “domestic relations order” as defined in Code Section 414(p)(1)(B).

9.3                                 Limitation of Participants’ Rights.  Participation in this Plan shall not give any Eligible Employee the right to be retained in the employ of an Employer or an Affiliate or any right or interest in the Plan other than as herein provided.  The Employers and their Affiliates reserve the right to dismiss any Eligible Employee without any liability for any claim against the Employer or Affiliate, except to the extent of benefit payments provided herein.

9.4                                 Participants Bound.  Any action with respect to this Plan taken by the Committee or the Company or any action authorized by or taken at the direction of the Committee or the Company shall be conclusive upon all Participants and any other persons who claim entitlement to benefits under the Plan.

9.5                                 Receipt and Release.  Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employers and the Committee under this Plan, and the Committee may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee or the Employer to follow the application of such funds.

9.6                                 Governing Law.  This Plan shall be construed, administered, and governed in all respects under and by the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.  If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.7                                 No Guarantee of Tax Consequences .  No person connected with the Plan in any capacity, including, but not limited to, the Employers and any Affiliate and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts deferred or payable under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

9.8                                 Adoption by Other Employers .  With the consent of the Board of Directors of the Company, this Plan may be adopted by any Affiliate, such adoption to be effective as of the date specified by such Affiliate at the time of adoption.

9.9                                 Headings and Subheadings.  Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, The Neiman Marcus Group, Inc. has caused this Plan to be executed by its duly authorized officer this          day of December, 2007.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Nelson A. Bangs
Nelson A. Bangs